Exhibit 24.1
CITIZENS REPUBLIC BANCORP, INC.
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Charles D. Christy, Thomas W. Gallagher and Christine L. Jaranowski, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, which said attorneys-in-fact and agents, or any of them, may deem necessary or advisable to enable Citizens Republic Bancorp, Inc. (the “Corporation”) to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with (i) a registration statement on Form S-4 to be initially filed by the Corporation in connection with an offer by the Corporation to exchange shares of its common stock for its outstanding 5.75% subordinated notes due 2013 and for the 7.50% enhanced trust preferred securities issued by Citizens Funding Trust I and (ii) a registration statement on Form S-3 to be initially filed by the Corporation in connection with a universal shelf offering of securities (collectively, the “Registration Statements”), including specifically, but without limitation, power and authority to sign for the undersigned such Registration Statements, sign any and all amendments (including post-effective amendments) to such Registration Statements and to sign registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or any of them, shall do or cause to be done by virtue hereof.

/s/ Charles D. Christy
(signature)

Charles D. Christy
(print name)

Dated: 7/6/2009